Exhibit 99.1

Contact:
Amy Figueroa
Peregrine Pharmaceuticals
(800) 987-8256
info@peregrineinc.com

PEREGRINE PHARMACEUTICALS REPORTS FOURTH QUARTER AND FISCAL YEAR 2011
FINANCIAL RESULTS AND RECENT DEVELOPMENTS

-- Three Phase II Programs Advancing in Oncology and HCV Infection Indications --

TUSTIN, Calif., July 14, 2011 -- Peregrine Pharmaceuticals, Inc. (NASDAQ: PPHM), a clinical-stage biopharmaceutical company developing first-in-class monoclonal antibodies for the treatment of cancer and viral infections, today announced financial results for the fourth quarter and fiscal year (FY) 2011 ended April 30, 2011 and provided an update on its advancing clinical pipeline and other corporate developments.

“During this fiscal year, we advanced our clinical pipeline significantly by reporting promising clinical data from five trials and launching four new randomized Phase II trials and four investigator-sponsored trials for our lead clinical product bavituximab, building for what we expect to be an exciting fiscal year 2012,” said Steven W. King, president and chief executive officer of Peregrine.  “Our primary focus for the second half of this year is to continue advancing our three Phase II clinical programs for bavituximab and Cotara® and to reach important and potentially value-building clinical and regulatory milestones.  This effort will be led by our management team, which has been expanded with additional clinical, quality, and manufacturing experts with experience in developing and commercializing biological therapies similar to our bavituximab and Cotara programs.”

Clinical Program Update

Bavituximab Clinical Trials
In four ongoing randomized Phase II trials, Peregrine is evaluating bavituximab’s broad therapeutic potential in non-small cell lung cancer, pancreatic cancer, and hepatitis C virus (HCV) infections.  Bavituximab is a first-in-class monoclonal antibody that targets the highly immunosuppressive molecule phosphatidylserine (PS), enabling the immune system to recognize and fight cancer and viral infections.

•
Phase II front-line NSCLC trial evaluating bavituximab with carboplatin and paclitaxel versus carboplatin and paclitaxel.  Enrollment of up to 86 patients is expected to be completed over the next few weeks with interim data expected by the end of this year.  Last month, Peregrine reported promising 12.4 months median overall survival (OS) from a prior single-arm Phase II trial using this same therapeutic regimen in 49 front-line NSCLC patients.  The OS was consistent with encouraging earlier data, including 43% objective response rate (ORR) and 6.1 months median progression-free survival (PFS).  These data exceed the 10.3 month OS, 15% ORR, and 4.5 months PFS reported from a separate historic control trial evaluating carboplatin and paclitaxel alone in a similar patient population.

•
Phase II second-line non-small cell lung cancer (NSCLC) trial evaluating bavituximab with docetaxel versus docetaxel plus placebo.  Peregrine has modified patient enrollment criteria and has 37 sites open in the U.S. and internationally and expects to complete enrollment of up to 120 patients early in the fourth quarter of this year.  The primary endpoint for this study is overall response rate and these data are expected to be unblinded in the first half of 2012.  Secondary endpoints include median OS and median PFS.

•	Phase II pancreatic cancer trial evaluating bavituximab with gemcitabine versus gemcitabine is currently enrolling up to 70 patients with previously untreated stage IV pancreatic cancer.

•
Phase II trial in patients with previously untreated genotype-1 hepatitis C virus (HCV) infection, Peregrine is measuring the early virologic response (EVR) rate after 12 weeks of therapy with bavituximab in combination with ribavirin versus standard of care, pegylated interferon alpha 2a and ribavirin.

To further evaluate bavituximab’s broad potential in additional oncology indications and therapeutic combinations, Peregrine’s investigator-sponsored trials (IST) program has four currently enrolling clinical trials.
•	Phase I/II trial evaluating bavituximab combined with sorafenib in approximately 50 patients with advanced liver cancer. This IST is being conducted at University of Texas Southwestern Medical Center.

•
Phase I/II trial evaluating bavituximab combined with cabazitaxel in 31 patients with second-line castration resistant prostate cancer (CRPC). This IST is being conducted at the University of California, Irvine.

•	Phase Ib trial evaluating bavituximab combined with pemetrexed and carboplatin in up to 25 front-line NSCLC patients. This IST is being conducted at the University of North Carolina at Chapel Hill.

•	Phase I trial evaluating bavituximab combined with paclitaxel in patients with HER2-negative metastatic breast cancer. This IST is being conducted at the Arizona Cancer Center at UMC North.

Cotara® Phase II Brain Cancer Program
At the Annual Meeting of the American Society of Clinical Oncology (ASCO) in June, Peregrine reported promising interim OS data of 8.8 months (38 weeks) from a Phase II trial treating 41 patients with recurrent glioblastoma multiforme (GBM) with a single infusion of Cotara.  Cotara is a targeted monoclonal antibody linked to a radioisotope that is administered as a single-infusion treatment directly into the tumor, destroying the tumor from the inside out, with minimal exposure to healthy tissue. Peregrine plans to meet with the FDA in the fourth quarter of 2011 to determine the optimal registration pathway for Cotara.

For more information on Peregrine’s clinical trials, please visit http://www.peregrinetrials.com.

Preclinical Research
At a keynote address at the Informa Life Sciences Recombinant Antibodies Conference in May, Dr. Philip Thorpe, inventor of Peregrine’s PS-targeting antibody technology, presented new data on the immune reactivation mechanisms of bavituximab.

At the Annual meeting of the American Association for Cancer Research in April, Peregrine and its collaborators presented four posters highlighting the broad therapeutic and diagnostic potential of bavituximab and other PS-targeting antibodies.

Financial Results
Total revenues for the fourth quarter of FY 2011 were $2,729,000, compared to $4,420,000 for the same quarter of the prior fiscal year.  For FY 2011, total revenues were $13,492,000, compared to $27,943,000 for the prior year.  The decrease was primarily attributed to a reduction in government contract revenue and lower contract manufacturing revenue from Peregrine’s subsidiary Avid Bioservices, due to a decrease in number of completed manufacturing runs for its third-party clients and the timing of lot release to clients.

Contract manufacturing revenues from Avid’s clinical and commercial biomanufacturing services provided to its third-party clients were $8,502,000 for fiscal year 2011, within Peregrine’s previous guidance range, compared to $13,204,000 for fiscal year 2010.  Peregrine expects contract manufacturing revenues for fiscal year 2012 to be in-line with fiscal year 2011.  In addition to providing biomanufacturing services to its clients, Avid will continue to utilize available capacity and resources to continue its preparation for later-stage clinical development and potential commercialization of bavituximab and Cotara.

Total costs and expenses in the fourth quarter of FY 2011 were $12,683,000, compared to $11,989,000 in the fourth quarter of FY 2010.  For FY 2011, total costs and expenses were $48,179,000, compared to $41,556,000 for the prior fiscal year. This increase primarily was attributable to higher research and development costs to support Peregrine’s advancing randomized Phase II clinical trials for bavituximab and higher general and administrative expenses needed to support later-stage clinical development.  For the fourth quarter FY 2011, research and development expenses were $7,998,000, compared to $7,130,000 for the fourth quarter of FY 2010, and for FY2011 were $29,462,000, compared to $24,658,000 for FY 2010.

Peregrine’s consolidated net loss was $10,014,000, or $0.15 per share, for the fourth quarter of FY 2011, compared to a net loss of $7,741,000 or $0.16 per share, for the same quarter of the prior year. For FY 2011, net loss was $34,151,000, or $0.56 per share, compared to $14,494,000, or $0.30 per share, for FY 2010.

Peregrine reported $23,075,000 in cash and cash equivalents at April 30, 2011, compared to $24,068,000 at January 31, 2011 and $19,681,000 at fiscal year ended April 30, 2010.

More detailed financial information and analysis may be found in Peregrine’s Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission today.

Conference Call
Peregrine will host a conference call and webcast today, July 14, 2011, at 4:30 p.m. EDT (1:30 p.m. PDT).

•	To listen to the live webcast or access the archived webcast available for 30 days, please visit: http://ir.peregrineinc.com/events.cfm.
•
To listen to the conference call, please call (877) 312-5443 or (253) 237-1126 and request the Peregrine Pharmaceuticals call.  A replay of the call will be available starting approximately two hours after the conclusion of the call through July 28, 2011 by calling (800) 642-1687 or (706) 645-9291 and using passcode 79032398.

About Peregrine Pharmaceuticals
Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative monoclonal antibodies in clinical trials for the treatment of cancer and serious viral infections. The company is pursuing multiple clinical programs in cancer and hepatitis C virus infection with its lead product candidate bavituximab and novel brain cancer agent Cotara®. Peregrine also has in-house cGMP manufacturing capabilities through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and outside customers. Additional information about Peregrine can be found at www.peregrineinc.com.

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Peregrine Pharmaceuticals' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk the company may experience delays in clinical trial patient enrollment, the risk that the results of the Phase II clinical trials may not correlate with the results from prior clinical and preclinical studies, the risk that the company may not have or be able to raise sufficient financial resources to complete the Phase II trials, the risk that Avid’s revenue growth may slow or decline, the risk that Avid may experience technical difficulties in processing customer orders which could delay delivery of products to customers and receipt of payment, and the risk that one or more existing Avid customers terminates its contract prior to completion. It is important to note that the Company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties associated with completing preclinical and clinical trials for our technologies; the early stage of product development; the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; anticipated timing of regulatory filings and the potential success in gaining regulatory approval and complying with governmental regulations applicable to our business. Our business could be affected by a number of other factors, including the risk factors listed from time to time in the company's SEC reports including, but not limited to, the annual report on Form 10-K for the fiscal year ended April 30, 2011. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

PEREGRINE PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2011	2010	2011	2010
	unaudited	unaudited
REVENUES:
Contract manufacturing revenue	$1,970,000	$2,881,000	$8,502,000	$13,204,000
Government contract revenue	681,000	1,461,000	4,640,000	14,496,000
License revenue	78,000	78,000	350,000	243,000
Total revenues	2,729,000	4,420,000	13,492,000	27,943,000

COSTS AND EXPENSES:
Cost of contract manufacturing	1,411,000	2,229,000	7,296,000	8,716,000
Research and development	7,998,000	7,130,000	29,462,000	24,658,000
Selling, general and administrative	3,274,000	2,630,000	11,421,000	8,182,000

Total costs and expenses	12,683,000	11,989,000	48,179,000	41,556,000

LOSS FROM OPERATIONS	(9,954,000)	(7,569,000)	(34,687,000)	(13,613,000)

OTHER INCOME (EXPENSE):
Interest and other income	18,000	20,000	1,052,000	116,000
Interest and other expense	(78,000)	(192,000)	(516,000)	(997,000)

NET LOSS	$(10,014,000)	$(7,741,000)	$(34,151,000)	$(14,494,000)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and Diluted	68,293,847	51,863,157	60,886,392	49,065,322

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.15)	$(0.16)	$(0.56)	$(0.30)

PEREGRINE PHARMACEUTICALS, INC.
CONSOLIDATED BALANCE SHEETS
AS OF APRIL 30, 2011 AND 2010

	2011	2010
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$23,075,000	$19,681,000
Trade and other receivables, net	1,389,000	1,481,000
Government contract receivables	93,000	367,000
Inventories, net	5,284,000	3,123,000
Debt issuance costs, current portion	21,000	122,000
Prepaid expenses and other current assets, net	953,000	2,004,000

Total current assets	30,815,000	26,778,000

PROPERTY:
Leasehold improvements	932,000	697,000
Laboratory equipment	4,391,000	4,221,000
Furniture, fixtures, office equipment and software	1,814,000	917,000

	7,137,000	5,835,000
Less accumulated depreciation and amortization	(4,928,000)	(4,366,000)

Property, net	2,209,000	1,469,000

Debt issuance costs, less current portion	-	21,000
Other assets	1,742,000	1,067,000

TOTAL ASSETS	$34,766,000	$29,335,000

PEREGRINE PHARMACEUTICALS, INC.
CONSOLIDATED BALANCE SHEETS
AS OF APRIL 30, 2011 AND 2010 (continued)

	2011	2010
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$4,046,000	$3,434,000
Accrued clinical trial and related fees	2,292,000	1,308,000
Accrued payroll and related costs	1,455,000	1,623,000
Notes payable, current portion and net of discount	1,321,000	1,893,000
Deferred revenue, current portion	5,617,000	2,406,000
Deferred government contract revenue	-	78,000
Customer deposits	1,759,000	2,618,000
Other current liabilities	1,189,000	685,000

Total current liabilities	17,679,000	14,045,000

Notes payable, less current portion and net of discount	-	1,315,000
Deferred revenue, less current portion	632,000	-
Other long-term liabilities	1,037,000	568,000
Commitments and contingencies

STOCKHOLDERS' EQUITY:
Preferred stock - $.001 par value; authorized 5,000,000 shares; non-voting; none issued	-	-
Common stock - $.001 par value; authorized 325,000,000 shares; outstanding - 69,837,142 and 53,094,896, respectively	70,000	53,000
Additional paid-in-capital	311,353,000	275,208,000
Accumulated deficit	(296,005,000)	(261,854,000)

Total stockholders' equity	15,418,000	13,407,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$34,766,000	$29,335,000

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